UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2004

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22784	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 1, 2004, Gateway, Inc. (“Gateway”) and America Online, Inc. (“AOL”) entered into agreements relating to the repurchase by Gateway of its Series A preferred stock, par value $0.01 per share (“Series A Stock”) and Series C preferred stock, par value $0.01 per share (“Series C Stock”) and Gateway common stock, par value $0.01 per share (“Common Stock”) currently owned by AOL (collectively, “Gateway Securities”). As a result of these agreements, which are described in more detail below, Gateway expects to acquire the Gateway Securities for an aggregate purchase price of approximately $315.6 million.

These agreements include a Stock Purchase Agreement (“SPA”) dated November 1, 2004, between Gateway and AOL pursuant to which Gateway agreed to repurchase 41,772.27 shares of its Series A Stock and 50,000 shares of Series C Stock for a purchase price of $282.6 million, consisting of (1) $185.6 million payable in cash at closing and (2) $97 million, which accretes at a specified rate over LIBOR, payable (a) by offsetting certain future performance-based payments that AOL would otherwise be required to make to Gateway in cash under the current strategic alliance agreements between Gateway (or its affiliates) and AOL (the “Strategic Alliance Agreements”); or (b) at Gateway’s option, in cash or a combination of cash and payment offsets. Gateway is required to pay such deferred amounts on or prior to June 30, 2007; provided that if Gateway has not paid such amounts on or prior to June 30, 2005, the $97 million amount would be increased based upon a formula.

Simultaneously with entering into the SPA, Gateway and AOL entered into a Stock Transfers and Future Payments Agreement (“STFPA”), which in addition provided that (i) AOL is required to pay certain 2004 payment obligations to Gateway under the Strategic Alliance Agreements by the delivery of Gateway Common Stock, issuable upon conversion on December 24, 2004 of the 8,227.73 shares of the Series A Stock not repurchased pursuant to the SPA (approximately 3,659,412 shares of Common Stock assuming an $8.99 conversion price) and (ii) AOL has the right to pay certain 2004 payment obligations to Gateway under the Strategic Alliance Agreements with shares of Common Stock described in item (i) above not required to be delivered to Gateway pursuant to item (i) plus 2,725,026 shares of Common Stock AOL currently holds (collectively, such shares and the shares of Common Stock issued upon conversion of the unpurchased shares of Series A Stock, the “Retained Shares”). Gateway and AOL have valued the Retained Shares at an aggregate of $33 million for purposes of the STFPA. The STFPA further provides that Gateway has a right of first refusal through June 2007 on the Retained Shares not delivered to Gateway by AOL in settlement of a 2004 payment obligation to Gateway under the Strategic Alliance Agreements at the lower of the proposed transaction price and $5.16882 per share and a call right in June 2007 on all such Retained Shares not sold by AOL prior to June 30, 2007 at a price of $5.16882 per share.

The purchase price is based on a negotiated discount to the closing price for Gateway common stock on October 18, 2004 of $5.54. Closing of the transaction is scheduled for December 22, 2004 and is subject to customary conditions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement between America Online, Inc. and Gateway, Inc. dated as of November 1, 2004

10.2	Stock Transfers and Future Payments Agreement between America Online, Inc. and Gateway, Inc. dated as of November 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2004

GATEWAY, INC.

By:	/s/ RODERICK M. SHERWOOD III
Roderick M. Sherwood III
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement between America Online, Inc. and Gateway, Inc. dated as of November 1, 2004

10.2	Stock Transfers and Future Payments Agreement between America Online, Inc. and Gateway, Inc. dated as of November 1, 2004